EXHIBIT 99.3
                               CONSULTANCY AGREEMENT
                               ---------------------

THIS AGREEMENT, dated this 31st day of December, 2000, by and between Noga Investments in Technologies Ltd. (the Company) and Jonathan Adereth (Adereth) of 47 Ivory Coast, St. Haifa, 34980 Israel.

Whereas Adereth has special knowledge and experience relating to Medical Imaging Equipment.

Whereas the Company is a major shareholder of MagnaLab, Inc., a New York Corporation having its main place of business at Syosset, New York, USA (hereinafter MagnaLab), and desires to nominate Adereth as its representatives to the Board of Directors of MagnaLab.

Whereas the Company and Adereth desire to enter into this Agreement providing for the terms and conditions of the retaining of Adereth by the Company.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.   Retainment
     ----------

The Company agrees to retain, as one of its representatives to the board of Directors of MagnaLab, and Adereth hereby agrees to accept such retainment upon terms and conditions set forth n this Agreement, and the signed offer between Adereth and MaganLab of Syosset, New York.

Adereth will serve as an active member of the Board of MagnaLab, will maintain constant contact with the management of MagnaLab (by phone or in person), will take an active role in outlining its business strategy and R&D plans, will monitor the progress of the management in such plans, and deal with such other marketing or business as he deems necessary in order to achieve MagnaLab's objectives.

During the term of the Agreement, Adereth will devote such time as is reasonably necessary to perform the duties and responsibilities referred to in this section.


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2.   Reappointment
     -------------

Unless terminated according to sec.1 and as long as the company is eligible to nominate more than one director to the Board of Directors of MagnaLab, the Company shall use its reasonable best efforts to cause Adereth's election as a director at each of MagnaLab annual meeting of stockholders.

3.   Compensation - Stock Options
     ----------------------------

In addition to the compensation Adereth is entitled from MagnaLab, the Company will grant Adereth the option to purchase 1 M (one million) ordinary shares of MagnaLab which the Company currently holds.

     3.1 The exercise price under each option is USD 0.22 per share. Payment will be made by a personal check to the Company.

     3.2 Adereth will be entitled to purchase and or exercise such options as follows.

     1/4 of the total amount (i.e. 250,000 shares) on Feb. 1, 2001

     1/4 of the total amount (i.e. 250,000 shares) on Aug. 1, 2001

     1/4 of the total amount (i.e. 250,000 shares) on Feb. 1, 2002 and

     1/4 of the total amount (i.e. 250,000 shares) on Aug. 1, 2002

     The option shall expire five ( ) years from the date of grant.

     3.3 In the event of Change in Control (as defined below), notwithstanding anything contained herein to the contrary, any portion of the Option that has not yet vested shall immediately vest and be exercisable by Adereth within sixty days following the consummation of the Change of Control; provided however, that if Adereth is requested to continue as a member of the Board following such Change in Control, only 50% of the Option will be considered vested and exercisable and the remaining 50% will become vested and exercisable six months thereafter.


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     For  purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the shares of the common stock of the Company would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease or exchange or other transfer of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company approve a plan for liquidation or dissolution of the Company, or (iii) any person (as such term is defined in Sections 13(d) and 14(d)(2) of the U.S. Securities currently as affiliate of the Company, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange
          Act) of 50% or more of the outstanding common stock of the Company

4.   Term
     ----

     4.1 The term of this agreement (the term) shall commence on Aug. 1, 2000, and shall continue for an initial period of 24 months, the term shall be extended by mutual agreement for additional 12 month periods, subject to earlier termination as provided herein.

     The Company may terminate this Agreement for Cause (as hereinafter defined), in which case the provisions of subsection 4.2 shall apply. In the event of Adereth disability, or in the event of retirement or death of Adereth, in which case the provisions of subsection 4.4 shall apply. The Company may also terminate this Agreement for any other reason by written notice to Adereth. Such termination will become affective ninety (90) days from the date of such a notice. Adereth may terminate this Agreement by ninety (90) days prior written notice to the Company, in which case the provisions of subsection 9.2 shall apply.


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     4.2  Termination for Cause; Termination by Reason of Death or Retirement or
          Voluntary  Resignation:

     In the event that Adereth retention hereunder is terminated during the Term (x) by the Company for Cause (as hereinafter defined), or (y) by reason of Adereth voluntary resignation, then the portion of the Option that has not vested as of the date of such termination shall be automatically cancelled, and Adereth right to exercise the vested portion of the Option shall expire 90 days thereafter.

     4.3 For purposes of this Agreement, "Cause" shall mean (i) final conviction of any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved; (ii) engaging in any substantiated act involving moral turpitude; (iii) engaging in any act which subjects, or if generally known would subject, the Company to public ridicule or embarrassment; (iv) gross neglect or misconduct in the performance of your duties hereunder.

     4.4  Termination  By Company For Any Other Reason: Termination by reason of
          --------------------------------------------- ------------------------
          Death  or  Disability.

     In the event that Adereth retention hereunder is terminated by the Company during the Term for any reason other than as provided in
          Section 4.2 hereof, or in the event that Adereth retention hereunder is terminated during the Term by reason of death or disability, then the entire Option shall accelerate and Adereth or his heirs or beneficiaries right to exercise the Option shall expire 12 months thereafter.

     4.5 Definition: The term "date" of termination used throughout the Agreement shall be deemed to include the entire notice period prior to any termination.

5.   No  interference
     ----------------

During the period of this Agreement, Adereth shall not engage in any activity which directly conflicts with or derogates from the performance of his duties hereunder.


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6.   Insurance  and  Indemnification
     -------------------------------

The Company will maintain (or will cause MagnaLab to maintain) directors' liability insurance in an amount of not less than USD 5,000,000.

To the extent permitted by Law, the Company shall indemnify Adereth for any liability not covered by the Company's directors' insurance policy for his acts or omissions performed in his capacity as a member of the Board.

7.   Independent  Contractors
     ------------------------

It is expressly agreed that Adereth is acting hereunder as independent contractor, and under no circumstances shall be deemed the employee of the Company for any purpose. This Agreement shall not be constituted as authority for either party to act for the other party in any agency or other capacity or to make commitments of any kind for the account of or on behalf of the other except to the extent and for the purpose expressly provided for herein.

8.   Governing  Law
     --------------

With the exception of mandatory provisions of USA law governing directors, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Israel.

9.   Arbitration

Any dispute between the parties arising under this Agreement shall be determined by a single arbitrator, who will be selected and appointed by the agreement of the parties within seven days from the day in which one of the parties demands his appointment. If the parties are unable to agree upon an arbitrator within this period, the arbitrator shall be appointed by the President of the Israel Bar Association at the request of either party. The arbitration shall be conducted in Israel in accordance with provisions of the Arbitration Law of 1965 and its appendices. This section constitutes an arbitration agreement for purposes of said law.


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10.  Severability
     ------------

If any term, provisions, covenant or condition of this Agreement or part thereof, or the application thereof to any person, place or circumstances, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provisions, covenant or condition shall remain in full force and affect, and any such invalid, unenforceable or void term, provision, covenant or condition shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same and the remainder of this Agreement valid, enforceable and lawful.

11.  Counterparts
     ------------

More than one counterpart of this Agreement may be executed by the parties hereto, and such fully executed counterpart shall be deemed an original.

12.  Waiver
     ------

Failure by either party to insist upon strict adherence to any one or more of the covenants and restrictions in this Consulting Agreement, on one or more occasions, shall not be construed as a waiver, nor deprive that party of the right to strict compliance with the same thereafter.

13.  Amendment
     ---------

This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by you and on behalf of the Company by a duly authorized officer thereof.

14.  Entire  Agreement
     -----------------

This Agreement together with the agreement with MagnaLab constitutes the entire agreement between the parties with respect to the subject matter hereof and superseded all previous proposals, both oral and written, negotiations, representations, commitments, writings and all other communications between the parties. It may not be released, discharged changed or modified except by an instrument in writing signed by a duly authorized representative of such parties.


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15.  Notice
     ------

All notices either party is required or desires to give to the other shall be addressed as follows:

If to Adereth:   47 Ivory Coast St. Haifa 34980, Israel

If to Company:   P.O.B. 8471, Netanya, Israel, Att: Itzhak Goldenberg

or to such other address as either party may form time to time designate by written notice to the other, and shall be served by mail (postage prepaid) or facsimile, so addressed, or by personal delivery.

IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be executed under seal as of the effective date set forth above.

Noga Investment in Technologies Ltd.            Jonathan Adereth


Name: /s/ [Hebrew signature]                     /s/  Jonathan Adereth
     ----------------------                       -------------------------

Title:    CEO
      -------------------


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